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EXHIBIT 4.1

AMENDMENT NO. 2
To
CREDIT FACILITIES AGREEMENT
(that was Effective March 20, 2001)
by and between
BANK OF AMERICA, N.A.
as Administrative Agent and a Lender
and
THE OTHER LENDERS SIGNATORY THERETO
and
YOUNG INNOVATIONS, INC.
as Borrower

    In consideration of their mutual agreements herein and for other sufficient consideration, the receipt of which is hereby acknowledged, YOUNG INNOVATIONS, INC. ("Borrower"), BANK OF AMERICA, N.A. (as "Administrative Agent") and the undersigned Lenders who signed the Original Loan Agreement, agree as follows:

1.  Definitions; Section References. The term "Original Loan Agreement" means the Credit Facilities Agreement effective as of March 20, 2001, between Borrower, Administrative Agent and the Lenders signatory thereto, as amended by that certain Amendment No. 1 thereto effective April 20, 2001. The term "this Amendment" means this Amendment. Capitalized terms used and not otherwise defined herein have the meanings defined in the Original Loan Agreement, except that the term "this Agreement" in the Original Loan Agreement shall be deemed to mean the Original Loan Agreement as amended by this Amendment. Section references are to sections of the Original Loan Agreement unless otherwise indicated.

2.  Effective Date of this Amendment. Provided that Administrative Agent has received this Amendment fully executed by all parties hereto and each of the documents and other items listed or described on Exhibit A hereto as being required to be obtained, delivered or satisfied on or before the Effective Date (as hereinafter defined), with each being satisfactory to Administrative Agent and (as applicable) duly executed and (also as applicable) sealed, attested, acknowledged, certified, or authenticated, this Amendment shall be effective September 28, 2001 (the "Effective Date"). If this Amendment does not become effective, the Original Loan Agreement shall continue in full force and effect as it existed in the absence of this Amendment.

3.  Amendments to Original Loan Agreement.

The Original Loan Agreement is amended as follows, all such amendments to be effective on the Effective Date unless otherwise indicated:

  3.1.  Increase in Revolving Loan Commitment. The amount "$20,000,000" in Section 3.1.1 is deleted and replaced with the amount "$40,000,000".

  3.2.  Interest Rates. Sections 4.4 and 4.5 are deleted and replaced with the following:

    4.4.  Adjusted Base Rate; Adjusted Eurodollar Rate. The Adjusted Base Rate for any Base Rate Loan shall be the Base Rate plus the Base Rate Increment determined from the table in Section 4.5. The Adjusted Eurodollar Rate for any Eurodollar Loan shall be the Eurodollar Rate plus the applicable Eurodollar Increment determined from the table in Section 4.5.

    4.5.  Base Rate Increments; Eurodollar Increments; Revolving Loan Commitment Fee. The Base Rate Increment and Eurodollar Increment for each Loan shall be determined by Administrative Agent in accordance with the following table and based upon the ratio of

    Borrower's Funded Indebtedness (as defined in Section 15.1) to Borrower's EBITDA (as defined in Section 15.1)).

If the ratio of Borrower's Total Funded Indebtedness to EBITDA is:	The Eurodollar Increment shall be:	The Base Rate Increment shall be:	Revolving Loan Commitment Fee (per annum)
Greater than or equal to 2.00 to1	2.25%	0.50%	0.25%
Greater than or equal to 1.75 to 1 but less than 2.00 to1	1.75%	0.25%	0.20%
Greater than or equal to 1.50 but less than 1.75 to 1	1.50%	0.00%	0.15%
Less than 1.50 to 1	1.00%	0.00%	0.15%

    The initial Base Rate Increment and Eurodollar Increment (to be effective as of September 28, 2001) shall be 0.00% and 1.00%, respectively. Thereafter, the applicable Base Rate Increment and Eurodollar Increment shall be re-determined by Administrative Agent promptly after each delivery by Borrower to Administrative Agent of Borrower's Financial Statements for each fiscal quarter of Borrower (and accompanying Compliance Certificate) as required in Section 13.13.2 and will become applicable on the second day following the day when Borrower delivers such Financial Statements (and accompanying Compliance Certificate) to Administrative Agent. If Borrower does not deliver such Financial Statements (and accompanying Compliance Certificate) to Administrative Agent within the time period required by Section 13.13.2, then from the date such Financial Statements were required to be delivered until the date of such delivery, the highest possible Base Rate Increment and Eurodollar Increment shall become applicable and shall remain applicable until Borrower delivers such Financial Statements (and accompanying Compliance Certificate) to Administrative Agent and Administrative Agent determines the correct Base Rate Increment and Eurodollar Increment. The Eurodollar Rate for each Eurodollar Loan shall be determined by Administrative Agent before the beginning of the applicable Interest Period and shall apply throughout such Interest Period.

3.3.  Revolving Loan Commitment Fee. Section 5.1 is amended by replacing the phrase "the daily equivalent of an annual rate of 0.15%" with the phrase "the daily equivalent of an annual rate equal to the applicable Revolving Loan Commitment Fee specified in the table in Section 4.5".

3.4.  Standby Letter of Credit Fee. Section 5.2 is amended by replacing the phrase "Eurodollar Increment" as it appears in such Section to the phrase "then applicable Eurodollar Increment".

3.5.  Extension of Maturity. The date "April 30, 2004", each place it appears in Section 6.1.2, is deleted and replaced with the date "September 28, 2004".

3.6.  Representations and Warranties. The following new Section 11.33 is added immediately after Section 11.32:

    11.33.  Permitted Redemptions. All actions taken by the Company in connection with all Permitted Redemptions (including but not limited to all actions taken by the company in connection with the repurchase of shares owned by George Richmond) through the Effective Date have been taken in accordance with all applicable Laws, including without limitation all applicable SEC regulations.

3.7.  Affirmative Covenants. The following new Section 13:20 is added immediately after Section 13.19:

    13.20.  Permitted Redemptions. All Permitted Redemptions (including but not limited to the repurchase of shares owned by George Richmond) will be completed in accordance with all applicable Laws, including without limitation all applicable SEC regulations.

3.8.  Permitted Indebtedness—Capital Leases. The amount "$1,000,000", as it appears in Section 14.2.5, is deleted and replaced with the amount "$2,000,000".

3.9.  Acquisitions.

  3.9.1.  Individual Acquisition Dollar Limitation. The amount "$7,500,000", as it appears in Section 14.6.2, is deleted and replaced with the amount "$10,000,000".

  3.9.2.  Due Diligence Materials; Pro Forma Financial Statements; Historical Financial Statements; Agreements and Certificates. The following sentence is added after the first sentence of Section 14.6.4.2: "Such pro forma financial statements shall also reflect that, after giving effect to the acquisition, Borrower's pro forma Funded Indebtedness to EBITDA must be less than or equal to 2.00 to 1.00.

3.10.  Financial Covenants.

  3.10.1.  Maximum Ratio of Total Funded Indebtedness to EBITDA. The ratio "2.00 to 1.00", as it appears in Section 15.2, is deleted and replaced with the ratio "2.25 to 1.00".

  3.10.2.  Maximum Ratio of Total Funded Indebtedness to Total Capitalization. Section 15.3 of the Original Loan Agreement is deleted and replaced with the following:

    15.3  Maximum Ratio of Total Funded Indebtedness to Total Capitalization. The ratio of Borrower's Total Funded Indebtedness to Total Capitalization, measured at the end of each fiscal quarter of Borrower (a) during the period commencing on September 28, 2001 and continuing until December 31, 2002 shall not be greater than 0.50 to 1.00, and (b) during the period commencing on January 1, 2003 and continuing until the Revolving Loan Maturity Date shall not be greater than 0.45 to 1.00.

  15.4  Minimum EBITDA. Section 15.4 of the Original Loan Agreement is deleted and replaced with the following:

    15.4.  Borrower's EBITDA measured as of the last day of each fiscal quarter of Borrower ending during each period specified below (in each case calculated for the four fiscal quarters then ended) shall not be less than the amount specified for such period below:

Period	Minimum EBITDA
September 28, 2001 to September 30, 2002	$14,000,000
October 1, 2002 to September 30, 2003	$15,500,000
October 1, 2003 and the last day of each calendar quarter thereafter	$17,000,000

  3.11.  Revised Definitions.

    3.11.1.  Adjusted Eurodollar Rate. The Section reference "4.5" in the definition of "Adjusted Eurodollar Rate" in the Glossary attached to the Original Loan Agreement as Exhibit 2.1 is deleted and replaced with the Section reference "4.4".

    3.11.2.  Base Rate Increment. The Section reference "4.4" in the definition of "Base Rate Increment" in the Glossary attached to the Original Loan Agreement as Exhibit 2.1 is deleted and replaced with the Section reference "4.5".

    3.11.3.  Permitted Redemptions. The amount $15,000,000 in the definition of "Permitted Redemptions" in the Glossary attached to the Original Loan Agreement as Exhibit 2.1 is deleted and replaced with the amount "$20,000,000". Borrower may repurchase Treasury Stock using the proceeds of this Agreement, however the total amount to be paid for repurchase may not exceed $20,000,000, unless otherwise approved by the Required Lenders.

  3.12.  Deleted Definitions. The definitions of the terms "Adjusted New Worth" and "Treasury Securities Amount" are deleted from the Glossary attached to the Original Loan Agreement as Exhibit 2.1.

4.  Effect of Amendment. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under the Original Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Original Loan Agreement, or any of the other Loan Documents. Each reference in the Original Loan Agreement to "the Agreement", "hereunder", "hereof", "herein", or words of like import, shall be read as referring to the Original Loan Agreement as amended hereby.

5.  Representations and Warranties of Borrower. Borrower hereby represents and warrants to Lenders that (i) execution, delivery and performance of this Amendment, and all transactions contemplated by the Amendment, have been duly authorized by all requisite action of Borrower; (ii) no consents are necessary from any third parties for Borrower's execution, delivery or performance of this Amendment or in connection with any transaction contemplated by this Amendment, (iii) this Amendment and the Original Loan Agreement constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except to the extent that the enforceability thereof against Borrower may be limited by bankruptcy, insolvency or other laws affecting the enforceability of creditors rights generally or by equity principles of general application, (iv) except as disclosed on the supplemental disclosure schedule attached hereto as Exhibit B and the disclosure schedule attached to the Original Loan Agreement, all of the representations and warranties contained in Section 11 of the Original Loan Agreement, as amended hereby, are true and correct with the same force and effect as if made on and as of the Effective Date, and (v) there is no Existing Default and no Default or Event or Default will occur immediately or with the passage of time or giving of notice as a consequence of this Amendment becoming effective.

6.  Reaffirmation. Borrower hereby acknowledges and confirms that (i) except as expressly amended hereby, the Original Loan Agreement and other Loan Documents remain in full force and effect, (ii) the Original Loan Agreement, as amended hereby, is in full force and effect, (iii) Borrower has no defenses to its obligations under the Original Loan Agreement and the other Loan Documents, and (iv) Borrower has no claim of any nature against Administrative Agent or any Lender arising from or in connection with the Original Loan Agreement or the other Loan Documents.

7.  Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts, and all such counterparts taken together shall constitute one and the same instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

8.  Counterpart Facsimile Execution. This Amendment, or a signature page thereto intended to be attached to a copy of this Amendment, signed and transmitted by facsimile machine or telecopier shall be deemed and treated as an original document. The signature of any Person thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party hereto, any facsimile or telecopy document is to be re-executed in original form by the Persons who executed the facsimile or telecopy document. No party hereto may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Amendment.

9.  Governing Law; No Third Party Rights. This Amendment and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the internal laws of the State of Missouri applicable to contracts made and to be performed wholly within such state, without regard to choice or conflict of laws provisions.

10.  Final Expression; No Course of Dealing. This Amendment is intended by the parties as a final expression of their agreement evidenced hereby and is intended as a complete and exclusive statement of the terms and conditions thereof.

11.  Incorporation by Reference. Administrative Agent, the undersigned Lenders and Borrower hereby agree that all of the terms of the Loan Documents are incorporated in and made a part of this Amendment by this reference.

12.  Statutory Notice. The following notice is given pursuant to Section 432.045 of the Missouri Revised Statutes; nothing contained in such notice will be deemed to limit or modify the terms of the Loan Documents or this Amendment:

    ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

BORROWER AND LENDER HEREBY AFFIRM THAT THERE IS NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN BORROWER AND LENDER WITH RESPECT TO THE SUBJECT MATTER OF THIS AMENDMENT.

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    IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by appropriate duly authorized officers as of the Effective Date.

YOUNG INNOVATIONS, INC. by its Executive Vice President and Chief Financial Officer	BANK OF AMERICA, N.A., as Administrative Agent by its Vice President
/s/ ARTHUR L. HERBST, JR. Name: Arthur L. Herbst, Jr.	/s/ DAVID A. JOHANSON Name: David A. Johanson
BANK OF AMERICA, N.A., as a Lender by its Senior Vice President
/s/ SCOTT M. HARTWIG Name: Scott M. Hartwig
THE NORTHERN TRUST COMPANY, as a Lender by its Vice President	HARRIS TRUST AND SAVINGS BANK, as a Lender by its Vice President
/s/ FREDRIC MCCLENDON Name: Fredric McClendon	/s/ LEN E. MEYER Name: Len E. Meyer

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  EXHIBIT 4.1